EXHIBIT 99.1

TransBiotec, Inc. Announces the Signing of a Master Distribution Agreement with AG Global Capital

09/10/2014 Press Release

SUB HEAD: TransBiotec, Inc. Enters into a Master Distribution Agreement for Distribution Rights to the SOBR Alcohol Testing Device

SANTA ANA, CA., September 10, 2014 -- TransBiotec,Inc, (OTCBB:IMLE) today announced that it has entered intoa Master Distribution Agreement with AG Global Capital to distribute TransBiotec, Inc.’s SOBR alcohol testing device in the Republic of Turkey (“Turkey”), the Kingdom of Sweden (“Sweden”) and the Gulf Cooperation Council (“GCC”) comprising Bahrain, Kuwait, Oman, Qatar, Saudi Arabia and United Arab Emirates, the Republic of Azerbaijan.

The Master Distribution Agreement (MDA) is the result of negotiations between the parties and details the basic outline of the rights AG Global Capital would have as TransBiotec’s exclusive distributor of the SOBR device in Turkey, Sweden and the GCC. Under the MDA, AG Global Capital would be TransBiotec’s exclusive distributor in the countries of Turkey, Sweden and the GCC for a period of 10 years, based on performance criteria, beginning on July 10, 2014, with AG Global Capital concentrating on selling the SOBR device through its affiliate distributors.

About TransBiotec, Inc.

TransBiotec, Inc. has developed and patented a non-invasive alcohol sensing system (“SOBR”) which includes an ignition interlock. The alcohol sensing system offers a unique solution to the national drunk driving problem that can now be applied to new markets. SOBR consists of two parts: anethanol alcohol detection system and an ignition interlock device connected through a microprocessor. SOBR detects the ethanol alcohol level of the operator and does not allow the vehicle or equipment to start if the Blood Alcohol Concentration (BAC) is above a preset limit. In addition, random real-time monitoringalso ensures that the operator cannot continue to operate a vehicle with an unsafe BAC.

About AG Global Capital

AG Global Capitalis a diverse financial and advisory company, located in Newport Beach, CA. The principals have decades of experience in international markets in both manufacturing, distribution and financing. AG Global Capital has formed a marketing and distribution arm specifically to market and sell TransBioTec’s SOBR product in Turkey, Sweden and the GCC.

Forward Looking Statement

TransBiotec, Inc.'s statements in this press release that are not historical fact and that relate to future plans or events are forward-looking statements. Forward-looking statements can be identified by use of words such as "believe," "expect," "plan," "anticipate," and similar expressions. These forward-looking statements include risks associated with clinical trials, expected results, regulatory approvals, and changes in business conditions and similar events. The risks and uncertainties involved include those detailed from time to time in TransBiotec, Inc.'s filings with the Securities and Exchange Commission, including TransBiotec, Inc.s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q.

CONTACT INFORMATION

Charles Bennington, President

TransBioTec, Inc.

Telephone: (949) 285.9454

Email: cbennington@transbiotec.com

URL: http://www.TransBiotec.com/